Third Amendment
to the Fund Accounting and Services Agreement
  Dated December 3, 2004, by and among
California Investment Trust and
ALPS Fund Services, Inc.

THIS AMENDMENT is made as of October I0, 2011, by and between CALIFORNIA INVESTMENT TRUST (the "Trust") and ALPS FUND SERVICES, INC. ("ALPS").

WHEREAS, the Trust and ALPS have entered into a Fund Accounting and Services Agreement (the "Agreement") dated December 3, 2004, as amended from time to time.

WHEREAS, effective October 10, 2011, the parties desire to add the Shelton Greater China Fund as a party to the Agreement, and the Shelton Greater China Fund desires to become a party to the Agreement.

WHEREAS, the Trust and ALPS wish to modify the Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

I.
Additional Trust. Effective October 10, 2011, all references to "California Investment Trust" shall be deleted and replaced with references to both "California Investment Trust" and "Shelton Greater China Fund," which shall be defined collectively as the "Trusts" for purposes of the Agreement wherever the term "Trust" appears therein.

2.
Change in Incorporation. Effective October 10, 2011, all references to the Trusts as "Delaware statutory trusts" should be deleted and replaced with "Massachusetts business trust" with respect to the Shelton Greater China Fund.

3.	Appendix A - CIT Fund List. Appendix A to the Agreement is hereby deleted and replaced in its entirety with the Appendix A attached hereto.

4.	Appendix C - Fees and Expenses. Appendix C to the Agreement is hereby deleted and replaced in its entirety with the Appendix C attached hereto.

5.
Miscellaneous. Other than as amended hereby, all terms and conditions of the Agreement are unchanged and remain in full force and effect. This Amendment shall be deemed to be an amendment to the Agreement and shall be governed by the laws of the State of Colorado.

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of the Amendment first set forth above.

CALIFORNIA INVESTMENT TRUST	SHELTON GREATER CHINA FUND

By: /s/ Steve Rogers	By: /s/ Steve Rogers
Name: Steve Rogers	Name: Steve Rogers
Title: CEO	Title: CEO

ALPS FUND SERVICES, INC.

By: /s/ Jeremy O. May
Name:
Title:

APPENDIX A- CIT FUND LIST

As of October 10, 2011

CALIFORNIA TAX-FREE INCOME FUND
Investor Class

CALIFORNIA INSURED INTERMEDIATE FUND
Investor Class

CALIFORNIA TAX-FREE MONEY MARKET FUND
Investor Class

S&P 500 INDEX FUND
Investor Class
Class K

S&P MIDCAP INDEX FUND
Investor Class
Class K

S&P SMALLCAP INDEX FUND
Investor Class
Class K

EQUITY INCOME FUND
Investor Class
Class K
Class A
Class B

NASDAQ-100 INDEX FUND
Investor Class
Class K

EUROPEAN GROWTH & INCOME FUND
Investor Class
Class K

U.S. GOVERNMENT SECURITIES FUND
Investor Class
Class K
Class A
Class B

SHORT-TERM U.S. GOVT. BOND FUND
Investor Class
Class K

THE UNITED STATES TREASURY TRUST
Investor Class
Class K

SHELTON GREATER CHINA FUND
Sole Share Class

 APPENDIX C- FEES AND EXPENSES

As of October 10, 2011

Base Fee (calculated daily, payable monthly)

Annual fee of the greater of:

(1)
$345,000 (allocated per Fund at a rate of $5,000 per Fund with a single class of shares; $8,000 per Fund with two classes of shares; and any remaining fees allocated to Funds based on relative net assets);

OR

(2)	$5,000 per Fund with a single class of shares and $8,000 per Fund with two classes of shares. Plus:

3.26 bp of the Funds' combined annual net assets between $0-$500 million;
3.0 bp of the Funds' combined annual net assets between $500 million
- $1 billion; and
2.0 bp of the Funds' combined annual net assets in excess of $1 billion

Out-of-Pocket Expenses

Including, but not limited to third party securities pricing fees (Agent agrees to waive third party pricing fees in an amount not to exceed $2,000 per month), service auditor's report (calculated pro-rata per Fund) and other expenses Agent may incur at the direction of the Trusts.